Exhibit 99.1

Avigen Reports Second Quarter 2006 Financial Results

Conference Call Scheduled for 11:30 a.m. (EDT) on Thursday, July 27, 2006

ALAMEDA, CA, July 27, 2006 – Avigen, Inc. (Nasdaq: AVGN) today reported financial results for the three and six months ended June 30, 2006. At June 30, 2006, Avigen had approximately $80 million in financial assets, including cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $64 million at March 31, 2006 and $70 million at December 31, 2005. This increase in financial assets was due to the completion of a $21.2 million private placement of common stock on May 12, 2006. More complete financial results are set out in detail in the financial tables attached.

“We continued to mark steady progress during the quarter in the development of each of our compounds,” said Kenneth G. Chahine, Ph.D., J.D., Avigen’s President and CEO. “Having built an attractive pipeline of small-molecule products, our focus in the second quarter was to establish a clear clinical development strategy for each compound and to begin to execute on those plans in a timely manner. AV411 has been approved for an ex-U.S. proof-of-concept study on patients with neuropathic pain associated with diabetic neuropathy. The experience in this study will help contribute to our filing of a U.S. IND for neuropathic pain. AV650 is approved for a Phase I safety trial that will broaden the scope of the pharmacokinetic data available on the compound and allow us to test our belief that the drug lacks sedating side effects. In parallel, we are also working toward a Phase II clinical trial using AV650 to treat patients with spasticity in connection with a spinal cord injury.”

“We believe our current compounds have significant additional clinical utility and differentiate themselves from other products in the market, and we continue to focus on ways to enhance the value of these drugs through our execution of effective intellectual property strategies and clinical trial plans. In May, we strengthened Avigen’s financial resources by raising an additional $21 million in capital to fund the future development of these products. The deal did not include any warrants or other enhancements. We believe the quality of the terms of this transaction demonstrate an increased understanding and validation of our strategy.”

BUSINESS and FINANCIAL HIGHLIGHTS

  Received approval to initiate a Phase IIa exploratory therapeutic clinical trial with AV411 at the Royal Adelaide Hospital in Adelaide, Australia for neuropathic pain and remain on-track to file a U.S. IND within the next six to nine months;

  Received approval from the U.S. FDA to commence an initial Phase I clinical trial of AV650 to assess the safety, pharmacokinetic profile and lack of sedation in normal volunteers and intend to initiate a phase II clinical trial with spasticity patients by the first quarter of 2007; and

  Completed a private placement of 3.9 million shares of common stock with institutional investors of approximately $21.2 million.

Financial Results

Avigen reported a net loss of $4.8 million, or $0.21 per share, for the three months ended June 30, 2006, compared to a net loss of $9.8 million and $0.48 per share, for the three months ended June 30, 2005. The 2005 period included the impact of $4.5 million of impairment losses related to long-lived assets associated with our previous gene therapy activities. For the six months ended June 30, 2006 and 2005, Avigen reported a net loss of $12.9 million, or $0.59 per share, and $15.0 million, or $0.74 per share, respectively. The 2006 period included $3.0 million of in-license fees related to AV650 and the 2005 period included the impairment losses.

During the second quarter of 2005, we began a transition that led to the divestiture of our gene therapy assets to Genzyme Corporation in December 2005 and positioned us to build a promising pipeline of small molecule compounds focused on neurological conditions. This transition included organizational and structural changes that currently allow us to use external resources to optimize the pace and cost of development of our current product candidates. These changes included a reduction of our headcount in the second half of 2005 and the sublease of portions of our operating facilities. Significantly, our current business model reduces our exposure to fixed costs for manufacturing staff and facilities and gives us more control over the strategic timing and application of our resources.

Second Quarter Results

We had no revenues for the three months ended June 30, 2006 compared to $11,000 for the three months ended June 30, 2005. 2005 revenues represented license fees associated with intellectual property we have subsequently assigned to Genzyme Corporation.

Research and development expenses for the three months ended June 30, 2006 and 2005 were $3.6 million and $3.7 million, respectively. As a result of the organizational changes initiated last year, the 2006 quarter included lower personnel-related costs, depreciation, and facilities overhead expenses of approximately $1.1 million compared to the 2005 quarter. This cost reduction was partially offset by an increase of $890,000 in 2006 spending on external research and development services associated with our preclinical and clinical development activities and the recognition of approximately $130,000 in non-cash expense for share-based compensation, in compliance with accounting standards adopted January 1, 2006.

General and administrative expenses were $2.0 million for both the three months ended June 30, 2006 and 2005. Reductions during the 2006 quarter for personnel-related costs and legal and professional services fees were offset by the recognition of $210,000 in non-cash expense for share-based compensation.

At June 30, 2005, we determined that our future operations would not require the full capacity of our leased facilities, and we began to pursue potential cost savings through a sublease. However, based on the current market conditions at the time, we did not expect sublease rates to allow us to recover fully the costs of our investment in leasehold improvements to the building. As a result, we recorded an impairment charge of $4.5 million during the quarter ended June 30, 2005 to reduce the carrying value of certain leasehold improvements and equipment to zero. This amount did not impact our cash flows and represented an acceleration of depreciation charges that would have been recognized over the remainder of the assets’ lives.

Net interest income and other expenses were $548,000 for the three months ended June 30, 2006 compared to $309,000 for the same period in 2005. This increase was primarily due to the increase in our interest-bearing financial assets, reflecting the $12 million received from Genzyme in December 2005 and the $21 million proceeds from the private placement completed in May 2006, as well as the increase in the average yield earned on our portfolio.

Six-Month Results

Revenues for the six months ended June 30, 2006 and 2005 were $103,000 and $20,000, respectively. 2006 revenue represented income from our participation with the University of Colorado on a grant that was funded by the National Institutes of Health. 2005 revenue represented license fees associated with intellectual property we have subsequently assigned to Genzyme Corporation.

Research and development expenses for the six months ended June 30, 2006 and 2005 were $6.6 million and $7.3 million. This decrease reflected lower personnel-related costs, depreciation, and facilities overhead expenses of $2.4 million in the 2006 period, partially offset by an increase of $1.4 million in higher spending on external research and development services and the recognition of approximately $256,000 in non-cash expense for share-based compensation.

General and administrative expenses were $4.8 million and $3.9 million for the six months ended June 30, 2006 and 2005, respectively. The increase is primarily due to charges during the first quarter of 2006 for severance payments of $288,000 and the recognition of approximately $515,000 in non-cash expense for share-based compensation for the 2006 six-month period.

In-license fees during the six months ended June 30, 2006 were $3.0 million and represented a payment in January in connection with our in-license of the North American development and commercial rights to AV650, compared to no in-license fees in the corresponding period in 2005.

Net interest income and other expenses for the six months ended June 30, 2006 and 2005 were $1.1 million and $630,000, respectively.

As of June 30, 2006, we believe our financial resources will be able to fund our planned operating expenses for approximately two to three years. We also believe our current drug candidates have additional clinical and commercial utility and intend to explore the development of these opportunities as our financial resources allow.

Conference Call Information

Avigen management will host a conference call and web cast today, Thursday, July 27, 2006, at 11:30 a.m. EDT (8:30 a.m. PDT). This web cast can be accessed from the Avigen website at www.avigen.com. A web replay will also be available following the call on the company’s website. The conference call may be accessed by dialing 1-800-901-5213 for domestic callers and 617-786-2962 for international callers. The participant passcode is 98693476. A rebroadcast of the call will be available approximately one hour after the live call by dialing 1-888-286-8010 for domestic callers and 617-801-6888 for international callers. The participant passcode is 62424148.

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. The company is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company has in development AV513, a compound for the treatment of hemophilia A and B. For more information about Avigen, consult the company’s website at http://www.avigen.com.

Statement under the Private Securities Litigation Reform Act

This press release contains forward-looking statements, which include, among others, Avigen's belief that its current compounds will have additional clinical utility and differentiate themselves from other products in the market; that is may enhance the value of its drugs through the execution of its intellectual property strategies and clinical trial plans; that experience from the approved phase IIa exploratory clinical trial in Australia will help contribute to the filing of an investigational new drug application (IND) with the U.S. FDA for AV411 and that such filing will be made within the next six to nine months; that it may initiate a phase II U.S. clinical trial for AV650 with spasticity patients by the first quarter of 2007; that its use of external resources will optimize the pace and cost of development of its current product candidates; and that its current financial resources will support its operating plans for approximately two to three years. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no marketable product resulting from the effort; and the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Quarterly Report on Form 10-Q for the period ended March 31, 2006, under the caption "Risks Related to our Business" in Item 2 of Part 1 of that report, which was filed with the SEC on May 9, 2006.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: mcoffee@avigen.com

-- Financial Results Follow --

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AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares	Three months ended		Six months ended
and per share information)
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Revenue	$-	$11	$103	$20
Operating expenses
Research and development	3,551	3,665	6,552	7,306
General and administrative	1,971	2,013	4,786	3,892
Impairment loss related to long-lived assets	-	4,490	-	4,490
In-license fees	-	-	3,000	-

Total operating expenses	5,522	10,168	14,338	15,688

Loss from operations	(5,522)	(10,157)	(14,235)	(15,668)
Sublease income	141	-	282	-
Net interest income and other expense	548	309	1,098	630

Net loss	$(4,833)	$(9,848)	$(12,855)	$(15,038)

Basic and diluted net loss per common share	$(0.21)	$(0.48)	$(0.59)	$(0.74)

Shares used in basic and diluted net loss

per common share calculation	23,014,205	20,381,506	21,959,027	20,381,250

		December
CONDENSED BALANCE SHEETS	June 30,	31,
	2006	2005
(In thousands)	(unaudited)	(1)

Cash, cash equivalents and available-for-sale securities	$ 69,444	$ 59,960
Restricted investments - current	8,000	-
Accrued interest and other current assets	1,106	1,207
Total current assets	78,550	61,167

Restricted investments	2,428	10,428
Property and equipment, net	3,208	3,929
Deposits and other assets	576	740

Total assets	$ 84,762	$ 76,264

Current liabilities and deferred revenue	10,365	1,518

Long-term obligations	1,189	9,282
Stockholders' equity	73,208	65,464

Total liabilities and stockholders' equity	$ 84,762	$ 76,264

(1) Derived from audited financial statements.